Exhibit 3.29

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:52 PM 10/23/2009
FILED 04:43 PM 10/23/2009
SRV 090960780 - 4745403 FILE
CERTIFICATE OF INCORPORATION
of
HPP ACQUISITION, INC.
          The undersigned incorporator, in order to form a corporation under the General Corporation Law of the State of Delaware (the “General Corporation Law”), certifies as follows:
          1. Name. The name of the corporation is HPP Acquisition, Inc. (the “Corporation”).
          2. Address; Registered Office and Agent. The address of the Corporation’s registered office is 615 South DuPont Highway, City of Dover, County of Kent, State of Delaware 19901; and the name of its registered agent at such address is National Corporate Research, Ltd.
          3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
          4. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is: one hundred (100), all of which shall be shares of Common Stock of the par value of $0.01 per share.
          5. Name and Mailing Address of Incorporator. The name and mailing address of the incorporator are: Stacy F. McDonald, c/o Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064.

          6. Election of Directors. Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.
          7. Limitation of Liability. To the fullest extent permitted under the General Corporation Law, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
          Any amendment, repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.
          8. Indemnification.
               8.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is party or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section

8.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors of the Corporation (the “Board”).
               8.2 Prepayment of Expenses. To the extent prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition. provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 8 or otherwise.
               8.3 Claims. If a claim for indemnification or advancement of expenses under this Article 8 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
               8.4 Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 8 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this

Certificate of Incorporation, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise.
               8.5 Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise.
               8.6 Amendment or Repeal. Any repeal or amendment of the foregoing provisions of this Article 8 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or amendment.
               8.7 Other Indemnification and Prepayment of Expenses. This Article 8 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.
          9. Section 203 of the General Corporation Law. The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law.
          10. Adoption, Amendment and/or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend or repeal the By-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any By-law whether adopted by them or otherwise.
          11. Powers of Incorporator. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The names and mailing addresses of the persons who are to serve as the initial directors of the Corporation, or until their successors are duly elected and qualified, are:

Name	Mailing Address
Ian Sacks	c/o Broadlane, Inc. 13727 Noel Road, Suite 1400 Dallas, TX 75240

Travis Nelson	c/o Broadlane, Inc. 13727 Noel Road, Suite 1400 Dallas, TX 75240

Patrick Ryan	c/o Broadlane, Inc. 13727 Noel Road, Suite 1400 Dallas, TX 75240
          12. Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.
          WITNESS the signature of this Certificate of Incorporation this 23rd day of October, 2009.

/s/ Stacy F. McDonald
Stacy F. McDonald, Incorporator

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:35 PM 11/10/2009
FILED 12:48 PM 11/10/2009
SRV 091005379 - 4745403 FILE
CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
HPP ACQUISITION, INC.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

          HPP Acquisition, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:
          FIRST: Article 1 of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as set forth below:
               1. Name. The name of the corporation is Healthcare Performance Partners, Inc. (the “Corporation”).
          SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Certificate of Incorporation on November 10, 2009.

By:	/s/ Jonathan Napier
	Name:	Jonathan Napier
	Title:	Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:16 PM 01/13/2011
FILED 10:25 AM 01/13/2011
SRV 110039621 — 4745403 FILE
CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE
AND OF REGISTERED AGENT
It is hereby certified that:
          1. The name of the corporation (hereinafter called the “corporation”) is:
HEALTHCARE PERFORMANCE PARTNERS, INC.
          2. The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.
          3. The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.
          4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.
Executed on January 11, 2011

/s/ Jonathan H. Glenn
Name:	Jonathan H. Glenn
Title:	Executive Vice President, Chief Legal and Administrative Officer